Translation into English	Exhibit 3.90

SAC BRASIL S.A.

CNPJ/MF: 03.427.524/0001-51 NIRE: 33.3.0027630-1

MINUTES OF THE SHAREHOLDER’S GENERAL MEETING SAC BRASIL S.A. (“COMPANY”)

HELD ON MAY 19, 2008

1. Date, time and location: In May 19th 2008, 4:00 pm, at the Company’s headquarters in the city of Rio de Janeiro, Pedro II Avenue, 329, Zip code: 20941-070, São Cristóvão.

2. Call and Attendance: Call waived pursuant to Article 124, § 4, Law No. 6.404/76 and Article 10 of the Bylaws of the Company, given the presence of shareholders representing all the shares of the Company, as the signatures contained in the Attendance Register of Shareholders and in these minutes.

3. Board: President: John Leonardo Gomes Figueira da Silva, Secretary: Michael Ortiz.

4. Resolutions: Having been approved and registered under the JUCERJA No. 00001732953 its last contractual amendment, by unanimous vote of the shareholders present and without any reservations, we adopted the following resolutions:

4.1 Authorize the drafting of the minutes referred to in this Shareholder’s General Meeting as a summary pursuant to Article 130, paragraph 1 of Law No. 6404/76;

4.2 Dismiss the post of Company Director Mr. Marcelo Gaspar, Brazilian, married, accountant, holder of identity card no. 04.881.919-7 IFP/RJ, registered in CPF/MF under no. 665842307-59, resident and domiciled in the city of Rio de Janeiro, Rio de Janeiro, with office at 329 Pedro II Avenue, a position for which he was elected at the company’s Shareholder’s General Meeting held on December 11, 2006.

4.3 To fill the vacancy of Company Director, with a mandate of 3 (three) years, Mr. Miguel Ortiz, Argentinean, married, engineer, holder of identity card for foreigners RNE No. V277828-E SE / DPMAF /DPF, registered in CPF/MF under no. 220552038-51, resident and domiciled in the City of Cotia in São Paulo, 666 Eid Mansur Street, Parque São George. The Director named herein is hereby empowered to represent the Company, subject to the limitations contained in the Bylaws. The Director now appointed, present at the meeting, stated explicitly, for all purposes and under penalty of law that is not prevented by special law, to exercise administration of the Company and was not convicted (or is under the effect of conviction) (i)the penalty that prohibits, even temporarily, access to public offices, (ii) for a bankruptcy crime of prevarication, bribery, graft, embezzlement, or (iii) for a crime against the public economy, the national financial system, the standards for protecting against unfair trade competition, consumer relations, or public faith or property. Mr. Miguel Ortiz shall be vested in his office in this act,

By signing the terms of ownership attached to this (Document 02) written on the book itself;

4.4 Due to the above resolution, the executive board shall be composed of Mr. Miguel Ortiz, described above, in the capacity of Officer with no specific designation, and also Mr. John Leonardo Gomes Figueira da Silva, married, business administrator, bearer of identity card no. 17059697-7 SSP / SP, registered in CPF / MF under no. 163478588-60, resident and domiciled in Cotia City in São Paulo, 666 Eid Mansur, Parque São George, acting as President-Officer; and

Closing: Nothing more to discuss, these minutes were drawn up, and then read, approved and signed by members of the Board and by the shareholders present at the meeting.

Rio de Janeiro, May 19th, 2008.

João Leonardo da S. G Figueira President

Name: SAC BRASIL S/A

NIRE : 33.3.0027630-1

Docket : 00-2008/07849-6

05/28/2008

05/29/2008

Document 01

BYLAWS SAC BRASIL S / A.

CHAPTER I

NAME, PLACE, PURPOSE AND TERM

Art. 1 - SAC Brasil S / A. is a privately held corporation governed by this Statute and by the laws in effect and may during the conduct of its activities, use the trade name “Global Crossing”.

Art. 2 - The Company has its headquarters and jurisdiction in the City of Rio de Janeiro, Rio de Janeiro, at 329 Pedro II Avenue, Zip code 20941-070, São Cristóvão and may open and close branches, agencies or other establishments in this country and abroad.

First Paragraph - The Company has the following branches:

a) City of Rio de Janeiro, Rio de Janeiro, 12178 Estrada dos Bandeirantes, Zip code 22783-112, Vargem Pequena;

b) City of Cotia, São Paulo, 666 Eid Mansur Avenue, CEP/ Zip code 06708-030, Parque São George;

c) City of Praia Grande, São Paulo, 100 Moisés Cardoso D’Oliveira Avenue, CEP/ Zip code 11709-000, Vila Mirim;

d) City of Fortaleza, Ceará, 2950 Dioguinho Avenue, CEP/ Zip code 60181-770, Praia do Futuro.

Art. 3 - The Company has as its objectives: (i) the provision of telecommunications services in general, (ii) to provide any technical assistance, administrative, planning, organizational, sales and marketing consulting, which contribute to the achievement of its business objectives, (iii) the provision of research and development as well as import and export of communications equipment, and (iv) participation as a partner, shareholder or unit holder, in other companies and commercial ventures of any nature, located in Brazil or abroad.

Art. 4 - 0 The term/duration of the Company is indefinite.

CHAPTER II CAPITAL AND SHARES

Art. 5 - 0 Company’s share capital is $ R 24,043,373.84 (Twenty-four million, forty-three thousand three hundred and seventy-three reais and eighty-four cents), fully subscribed and paid, divided into R$ 35,191,250 (Thirty-five million, one hundred ninety-one thousand, two hundred and fifty reais) registered shares with no par value, being R$ 28,153,000 (Twenty-eight million, one hundred and fifty-three thousand reais) common shares, and 70,038,250 (Seven million, thirty-eight thousand, two hundred and fifty) preferred shares. :

Art. 6 - Each common share nominative gives one vote in the General Assembly. The preferred shares, if issued, will not have voting rights, having the advantage of priority in capital, without premium, in proportion to its share capital, in the event off any liquidation of the Company.

First Paragraph - The preferred shares, if issued, will participate in capital increases resulting from indexation and the capitalization of reserves and profits, on equal footing with the ordinary shares.

Second Paragraph - Since the preferred shares, if issued, do not give their holders priority in the distribution of dividends, such preferred shares will not acquire voting rights if dividends are not paid by 3 (three) consecutive fiscal periods.

Third Paragraph - The amendment of these Bylaws governing, in part, the diversity of types and / or classes of shares will not require the consent of all holders of the shares affected.

Paragraph Four - The shares shall be nominative.

Art. 7 - The amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised withdrawal right, where permitted by law, must match the economic value of such shares, to be discharged in accordance with the assessment procedure specified by Law No 9.457/97, where this value is less than the asset value calculated in accordance with Article 45 Law No. 6404/76.

Art. 8 - The Company will only record the transfer of shares if they are in compliance with the relevant provisions of the Shareholders Agreement, provided it is filed at its headquarters.

CHAPTER III GENERAL MEETING

Art. 9 - The General Assembly, with jurisdiction provided by this statute and herein, meet in regular session within the 4 (four) months following the end of the fiscal year and, more specifically, whenever business interests so require.

First Paragraph - The General Assembly must first discuss the practice of any of the following acts by management:

I- Issuing and signing checks with values above U.S. $ 2,000,000.00 (Two million dollars);

II- Sale of property belonging to the assets of the Company;

III- Purchase of goods on behalf of the Company representing investments worth more than R$ 10,000.00 (Ten thousand reais);

IV- Acquisition or disposal of real estate;

V- Contracting loans with financial institutions;

VI- Granting of guarantees on behalf of the Company for the benefit of third parties, and the conclusion of contracts on behalf of the Company for purposes foreign to the scope of the company.

Art. 10 - The convening of the General Assembly will be arranged by the President or by shareholders of at least 50% (fifty percent) of the capital, by notices posted within the company, under the law, their work being implemented by the Board, which is composed of the president and secretary chosen by the shareholders present. Regardless of procedure specified in this Article, it shall be expected that all shareholders attend the General Assembly Meeting.

Art. 11 - The shareholder may be represented in the General Assembly by proxy constituted less than 1 (one) year, be them a shareholder, a company or lawyer.

CHAPTER IV ADMINISTRATION

Art. 12 - The Company shall be managed by a Board, according the law and these Bylaws.

First Paragraph - It is up to the General Assembly to set compensation of members of the Board. The compensation sum could be voted on to assign an individual allowance for each member, voted on to assign an overall allowance, leaving it to the Board to decide on its distribution.

Second Paragraph - Administrators will be invested in their responsibilities and offices upon signing of ownership in the book itself, within the 30 (thirty) days following their election.

Third Paragraph - Board members are required to provide collateral as a guarantee of their management.

Art. 13 - The Company shall be managed by a Board composed of, at minimum, 2 Officers and at most, 5, shareholders or not, all residing in the country, elected for a term of 3 (three) years with possibility of reelection. Among the Officers, one will be named Chief Executive Officer. The other Officers will not be specifically named. All are elected by the General Assembly of Shareholders.

Art. 14 - Among the duties of the Officers are, as provided herein, the representation of the Company, actively or passively, in court or out, as well as the management of the business in general and the practice of all acts of administration and disposition, necessary or convenient in compliance with the scope of the company, including entering into acts and contracts of any nature or purpose, whether for acquisition, disposition or encumbrance of permanent assets, encumbrances and constitution guarantees and obligations to others, or importing any liability or financial obligation of company, such as deeds of any kind, checks, promissory notes, credit cards, money orders, debt securities in general, loan agreements and other documents not specified, always observing the precepts and limits of the above Article 9 and of Articles 15, 16 and 17 in this statute.

Art. 15 - In addition to the powers conferred by this statute, it is the duty of the Chief Executive Officer to sign:

I- tax statements or reports of the Company to be delivered to the Federal Government, or anything relative to taxes collected by the Federal Government; and

II- statements or reports of the Company required to be submitted to the Central Bank of Brazil.

Art. 16 - With the exceptions provided herein, any act or contract involving any liability or obligation of the Company to third parties or the exoneration of those before it must be signed by:

a) the Chief Executive Officer; -

b) 2 (two) Officers; ; - -

c) 1 (one) proxy/ attorney whose powers have been granted by the Chief Executive Office;

d) 1 (one) Officer in conjunction with a proxy/ attorney, or -

e) 2 (Two) proxies/ attorneys. -; -

Art. 17 - The proxies/ attorneys shall always be granted authorization in the name of the Company by any of its Officers.

Single Paragraph - The proxies/ attorneys shall always specify granted powers and, with exception, those granted

For judicial purposes will be limited to time period of 1 (one) year.

Art. 18 - The Board will meet whenever necessary, able to be called to convene by any Officer. The meetings will be chaired by the Chief Executive Office or, in his absence, the Officer who is chosen at the time.

Single Paragraph - The deliberations of the Board appear in the minutes drawn up in the minutes book, and shall be taken by majority vote. In the event of a tie, the subject matter will be submitted to the General Assembly of Shareholders for approval.

Art. 19 - It is expressly forbidden to the Board and the Company’s attorneys practicing on behalf of the Company, any act of business or operations unrelated to the scope of the company.

CHAPTER V STATUTORY AUDIT COMMITTEE

Art. 20 - The Company has a Statutory Audit Committee, which works only in the fiscal years in which it is installed at the request of shareholders representing at least 1 / 10 (one tenth) of shares with voting rights or 5% (five percent) of shares without voting rights, as provided by law.

Single Paragraph - The deliberations of the Statutory Audit Committee shall be by majority vote.

Art. 21 - The Statutory Audit Committee, when in operation, will consist of a minimum 3 (three) and a maximum 5 (five) members, with an equal number of alternates, elected by the General Assembly, the remuneration to be fixed, complying with the legal minimum.

Art. 22 - Members of the Statutory Audit Committee, shareholders or not, residing in the country, that meet the requirements and the legal impediments, are to be competent in this area.

CHAPTER VI FISCAL YEAR AND PROFITS

Art. 23 - The fiscal year starts January 1st and ends on December 31st every year.

Art. 24 - At the end of each fiscal year, the Board shall prepare the financial statements specified by law, subject to the rules then in effect.

Art. 25 - From the results of this fiscal period, after deduction of accumulated losses, if any, and the provision for payment of income tax, net profit will be obtained, since there is no statutory participation of administrators or employees.

First Paragraph - Net income will be allocated as follows: 5% (five percent) to the Legal Reserve, which shall not exceed 20% (twenty percent) of the capital, the remaining balance, adjusted as per the terms in Article 202 Law No. 6404/76, at least 25% (twenty five percent), will be distributed to shareholders as a mandatory dividend , and the balance, being that it is not appropriated to the Reserve mentioned in paragraph 2 below, or retained as specified in the capital budget approved by the General Assembly, will be used as additional dividend to Shareholders.

Paragraph Two - The Investment Reserve and Working Capital would aim to ensure investments in property, fixed assets and increase in working capital, including reduction of Company debt as well as financing of subsidiaries and affiliates. It will be formed with an annual installment of up to 70% (seventy percent) of the balance of net income adjusted             mandatory dividends are deducted. It will limit imports not exceeding, in conjunction with the Legal Reserve, the value of capital.

Third Paragraph - The Board, when sufficiently understanding the value of the reserve status, will allocate the surplus to distribute to shareholders.

Art. 26 - The Board may declare dividend to the account of income earned on the balance sheet every six months, and due to swings in shorter periods, served in the latter case, the item limit in Article 204, first paragraph, Law No. 6404/76, or still, declare interim dividends to retained earnings or reserves, respecting the legal limits.

Art. 27 - Prescribes in 3 (three) years the share to be dividends from the date on which it was made available to shareholders.

CHAPTER VII LIQUIDATION AND PROCESSING

Art. 28 - The Company will dissolve and be liquidated in cases specified by law, in accordance with the mode established by the General Assembly, which shall appoint the liquidators who are working during the period of liquidation.

Art. 129 – The Company may change its type of legal determination by an absolute majority of votes in the General Assembly.

Rio de Janeiro, May 19th, 2008.

João Lonardo da S. G. Figueira President

TERMS OF POSSESSION

SAC BRASIL S/A

CNPJ/MF n°: 03.427.524/0001-51 NIRE: 33.3.0027630-1

On May 19th, 2008, Mr. Miguel Ortiz took office and was sworn in as Director of the Company, against the decision of the Shareholder’s General Meeting of the same date. Mr. Miguel Ortiz: Argentine, married, engineer, bearer of identity card for foreigners RNE No. V277828-E SE / DPMAF / DPF, CPF / MF under no. 220552038-51, resident and domiciled in Cotia City in São Paulo, Eid Mansur Street, 666, Parque São. George. He is to complete a 3 (three) year term.

The Mr. Miguel Ortiz stated explicitly, for all purposes and under penalty of law that is not prevented by special law, to exercise administration of the Company and that he was not convicted (or is under the effect of a conviction) (i) the penalty that prohibits , even temporarily, access to public offices, (ii) for a bankruptcy crime of prevarication, bribery, graft, embezzlement, or (iii) a crime against the public economy, the national financial system, the rules of defense competition, consumer relations, or public faith or property, and declared that it has no conflicting interests with the Company’s content to the provisions in Art. 156, Law 6404/76, thus taking over as Secretary, with all powers, duties and obligations assigned to him under the law and the Bylaws.

Rio de Janeiro, May 19th, 2008